Exhibit 99.1

For Immediate Release	Contact: Scott Wallace
President
Friday, February14, 2014	Telephone: (949) 661-6304

Royal Hawaiian Orchards L.P. Completes Rights Offering

HILO, HI, February 14, 2014 — Royal Hawaiian Orchards, L.P. (the “Partnership) (OTCQX: NNUTU), has successfully completed its rights offering, which closed at 5:00 p.m., Eastern Time, on February 6, 2014.  The rights offering allowed existing unit holders of the Partnership to purchase an aggregate of 3.6 million Depositary Units of the Partnership’s Class A units at $2.55 per Depositary Unit.

The rights offering was fully subscribed and raised gross proceeds of $9.18 million.  The rights offering resulted in the issuance of 3.6 million units of the Partnership’s Class A units and, following such issuance, the Partnership expects to have 11.1 million Class A units outstanding.  The rights offering was oversubscribed.  Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

This press release may contain forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The Partnership is one of the leading growers and processors of macadamia nuts in the world, processing and marketing macadamia nuts in-shell, in bulk kernel form and as better for you snack products marketed under the Royal Hawaiian Orchards® brand name.